Registration No. 333-112705

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-112705
Under The Securities Act of 1933

VERTICALNET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-2815834
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

400 Chester Field Parkway
Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Tigris Corp. 1998 Stock Option Program

Christopher G. Kuhn
Vice-President & General Counsel
Verticalnet, Inc.
400 Chester Field Parkway,
Malvern, Pennsylvania 19355
(Name and Address of Agent for Service)
(610) 240-0600
(Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Daniel P. Raglan, Esq.
Greenberg Traurig, LLP
200 Park Avenue,
New York, New York 10166
(212) 801-9200

SIGNATURES

TERMINATION OF REGISTRATION
          This Post-Effective Amendment (the “Amendment”), filed by Verticalnet, Inc. (the “Company”), deregisters all shares of the Company’s Common Stock, $0.01 par value per share, that had been registered for issuance under the following Registration Statement on Form S-8 (the “Registration Statement”):
•	File No. 333-112705, which was filed with the SEC and became effective on February 11, 2004;
          On January 25, 2008, pursuant to the Agreement and Plan of Merger, dated as of October 25, 2007, by and among the Company, BravoSolution S.p.A., a corporation organized under the laws of the Republic of Italy (“Parent”), and BravoSolution U.S.A., Inc., a Pennsylvania corporation (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company being the surviving entity and becoming controlled by Parent. As a result, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement, the Company hereby removes from registration all securities under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on February 11, 2008.

VERTICALNET, INC.
By:	/s/ Christopher G. Kuhn
Christopher G. Kuhn,
Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Nathanael V. Lentz Nathanael V. Lentz	President, Chief Executive Officer (Principal Executive Officer)	February 11, 2008

/s/ Jonathan T. Cohen Jonathan T. Cohen	Vice President and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	February 11, 2008

/s/ Christopher G. Kuhn Christopher G. Kuhn	Vice President and General Counsel	February 11, 2008

/s/ Antonino Pisana Antonino Pisana	Director	February 11, 2008

/s/ Nader Sabbaghian Nader Sabbaghian	Director	February 11, 2008

/s/ Federico Vitaletti Federico Vitaletti	Director	February 11, 2008